CONTACTS:

For Genzyme	For Bioenvision
Catherine E. Forte (investors)	James S. Scibetta (investors)
(617) 768-6881	(212) 750-6700

Maria E. Cantor (media)	Sondra S. Newman (media)
(617) 768-6690	(617) 877-5687

For Immediate Release
October 22, 2007

Bioenvision Shareholders Approve Acquisition by Genzyme Corporation

Cambridge, MA. and New York, NY  – Genzyme Corporation (Nasdaq: GENZ) and Bioenvision, Inc (Nasdaq: BIVN) announced this afternoon that Bioenvision stockholders have voted to approve the acquisition of the company by Genzyme at a reconvened special shareholder meeting in New York. The transaction will be effective tomorrow. Bioenvision shares have now ceased trading and the company will be delisted from Nasdaq.

Fifty-six percent of Bioenvision’s issued and outstanding shares of common stock and preferred stock, voting together as a single class on an as converted basis, supported the merger. This represents approximately 67 percent of the total shares voted.

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With its acquisition of Bioenvision, Genzyme takes a significant step in enhancing its existing oncology business by gaining the exclusive, worldwide rights to clofarabine.

“We are very pleased that Bioenvision shareholders voted to support this merger,” stated Mark J. Enyedy, president of Genzyme Oncology, a business unit of Genzyme Corporation. “We are deeply committed to furthering the clinical development of clofarabine and making it available on a global basis so that patients around the world with these very difficult forms of cancer will have access to the therapy. The successful completion of this acquisition creates the platform on which we will continue to build an international commercial presence for our oncology business.”

Genzyme acquires Bioenvision in an all cash transaction valued at $5.60 per share, or approximately $345 million.

Christopher B. Wood, M.D., chairman and chief executive officer of Bioenvision, said, “We are pleased to conclude this merger process and we respect our shareholders’ participation and opinions in this regard. We are confident in Genzyme’s commitment to advance clofarabine, aided by their established clinical, regulatory and commercial infrastructure, and their already significant U.S. commercial experience with the compound.”

Clofarabine is branded as Clolar® in the U.S. and Canada, where it is marketed by Genzyme for relapsed and refractory pediatric ALL patients. In Europe, Bioenvision and Genzyme co-developed clofarabine and Bioenvision currently markets the product under the brand name Evoltra®, also for the treatment of relapsed and refractory pediatric ALL patients.

The companies have been developing clofarabine for significantly larger indications, including use as a first-line therapy for the treatment of adult acute myeloid leukemia (AML). Clofarabine has been granted orphan drug status for ALL and AML in both the United States and European Union.

About Genzyme

One of the world’s leading biotechnology companies, Genzyme is dedicated to making a major positive impact on the lives of people with serious diseases. Since 1981, the company has grown from a small start-up to a diversified enterprise with more than 9,500 employees in locations spanning the globe and 2006 revenues of $3.2 billion. In 2007, Genzyme was chosen to receive the National Medal of Technology, the highest honor awarded by the President of the United States for technological innovation. In 2006 and 2007, Genzyme was selected by FORTUNE as one of the “100 Best Companies to Work for” in the United States.

With many established products and services helping patients in nearly 90 countries, Genzyme is a leader in the effort to develop and apply the most advanced technologies in the life sciences. The company’s products and services are focused on rare inherited disorders, kidney disease, orthopaedics, cancer, transplant, and diagnostic testing. Genzyme’s commitment to innovation continues today with a substantial development program focused on these fields, as well as immune disease, infectious disease, and other areas of unmet medical need.

This press release contains forward-looking statements, including statements about: the closing of acquisition of Bioenvision.  These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others: the possibility that the transaction is not completed; the possibility that certain closing conditions are not met, and the other risks and uncertainties described in reports filed by Genzyme with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, including without limitation the information under the heading “Risk Factors” in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of the Genzyme Quarterly Report on Form 10-Q for the quarter ending June 30, 2007. Genzyme cautions investors not to place substantial reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this press release, and Genzyme undertakes no obligation to update or revise the statements.

Genzyme® and Clolar® are registered trademarks of Genzyme Corporation.  Evoltra® is a registered trademark of Bioenvision, Inc. All rights reserved.

Genzyme’s press releases and other company information are available at www.genzyme.com and by calling Genzyme’s investor information line at 1-800-905-4369 within the United States or 1-678-999-4572 outside the United States.